Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset Global Corporate Defined Opportunity Fund Inc.

We consent to use of our report, dated October 21, 2009, incorporated herein by reference in the registration statement on Form N-2 (File Nos. 333-162012 and 811-22334), with respect to Western Asset Global Corporate Defined Opportunity Fund Inc., as of October 5, 2009, and the related statement of operations (in Organization) for the day ended October 5, 2009, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
November 23, 2009